Exhibit 5.2

December 19, 2024

Nomura Holdings, Inc.

13-1, Nihonbashi 1-chome

Chuo-ku, Tokyo 103-8645

Japan

NOMURA HOLDINGS, INC.

Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Japanese counsel to Nomura Holdings, Inc. (the “Company”) in connection with its registration statement on Form F-3 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission on December 19, 2024 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the senior debt securities and the perpetual subordinated debt securities (collectively, the “Securities”) of the Company.

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary, including the Articles of Incorporation of the Company, the Registration Statement and the prospectus dated December 19, 2024 (the “Base Prospectus”) included in the Registration Statement. In such examination, without independent investigation, we have assumed the genuineness of all signatures and seal impressions, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of the originals of such documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are, as of the date hereof, of the opinion that:

(1) The Company is validly existing as a joint stock corporation incorporated with limited liability under the laws of Japan and has the corporate power and authority to own, lease and operate its properties and assets and conduct its business as described in the Base Prospectus; and

(2) The Securities, upon due authorization by all necessary corporate action of the Company, and when the entire amount of the purchase price for the Securities has been paid in full and the certificates for the Securities have been duly signed manually or in facsimile, authenticated and delivered, and other necessary procedures have been completed, each in accordance with and in the manner contemplated in the related agreements, Japanese law and the Articles of Incorporation of the Company, and assuming that the Securities will constitute legally valid and binding obligations of the Company under their governing law, will constitute legally valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, civil rehabilitation, reorganization, or other similar laws relating to or affecting creditors’ rights generally.

The foregoing opinion is limited to matters of the laws of Japan, and we express no opinion herein as to any matter of law other than the laws of Japan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the Base Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ ANDERSON MORI & TOMOTSUNE
Anderson Mori & Tomotsune